Exhibit 99.1
FOR IMMEDIATE RELEASE
News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS
FOR ITS 2014 FISCAL FOURTH QUARTER AND YEAR ENDED
MARCH 31, 2014

•	FOURTH QUARTER EARNINGS PER SHARE OR EPS OF $0.83 PER DILUTED SHARE (NET INCOME OF $30.3 MILLION) AND FISCAL YEAR 2014 EPS OF $5.09 PER DILUTED SHARE (NET INCOME OF $186.7 MILLION)

•
FOURTH QUARTER ADJUSTED EPS OF $1.35 PER DILUTED SHARE (ADJUSTED NET INCOME OF $49.1 MILLION) AND FISCAL YEAR 2014 ADJUSTED EPS OF $4.45 PER DILUTED SHARE (ADJUSTED NET INCOME OF $163.2 MILLION), WHICH EXCLUDES THE IMPACT OF SPECIAL ITEMS AND ASSET DISPOSITIONS

•	BOARD OF DIRECTORS RAISES QUARTERLY DIVIDEND 28% TO 32 CENTS PER SHARE IN ADDITION TO RECORD SHARE BUYBACKS OF $61.1 MILLION IN THE FOURTH QUARTER

•	COMPANY PROVIDES GUIDANCE RANGE FOR FISCAL YEAR 2015 ADJUSTED EPS OF $4.70 - $5.20

HOUSTON, MAY 21, 2014 – Bristow Group Inc. (NYSE: BRS) today reported net income for the March 2014 quarter of $30.3 million, or $0.83 per diluted share, compared to net income of $40.4 million, or $1.11 per diluted share, in the same period a year ago.
Adjusted net income, which excludes special items and asset disposition effects, increased 33.7% to $49.1 million, or $1.35 per diluted share, for the March 2014 quarter, compared to $36.7 million, or $1.01 per diluted share, in the March 2013 quarter.
Adjusted earnings before interest, taxes, depreciation, amortization and rent (“adjusted EBITDAR”), which also excludes special items and asset disposition effects, was $122.9 million for the March 2014 quarter compared to $103.0 million in the same period a year ago, an increase of 19.3%.
The increase in adjusted EBITDAR, adjusted net income and adjusted diluted earnings per share for the March 2014 quarter compared to the March 2013 quarter was primarily driven by increased operating revenue across most of Bristow’s business units, leading to LACE rate increases. Specifics include:

•
A $41.4 million increase in operating revenue in our Europe business unit primarily driven by Bristow Helicopters’ acquisition of Eastern Airways in February 2014 and Gap SAR (Search and Rescue) contract beginning in June and July 2013,

•
The benefit from $12.4 million in maintenance credits (primarily in our Europe and Australia business units) we were able to recover from our original equipment manufacturers for costs incurred earlier in the fiscal year,

•
Increased earnings from unconsolidated affiliates of $4.4 million primarily due to a tax indemnity payment of $2.5 million and lower tax charges than accrued in the December 2013 quarter from a tax amnesty payment our unconsolidated affiliate in Brazil paid to the Brazilian government, and

•	A decrease in our effective tax rate.
We also saw additional GAAP expenses in the March 2014 quarter that are excluded from adjusted EPS including:

•
Impairment of inventories of $10.5 million related to aircraft model types we ceased ownership of, or plan to dispose of, over the next two years. A majority of this impairment relates to a medium aircraft type being replaced by new technology models, and

•	An increase in insurance expense of $8.6 million due to a fire in a hangar in Nigeria.
“We had a successful fiscal year in terms of safety and operational performance, while delivering on our annual financial promises to investors in fiscal 2014, which is a testament to the passion and discipline of our team around the globe,” said William E. Chiles, President and Chief Executive Officer of Bristow Group. “Bristow is a unique company in that we continue to invest in our business at record rates while delivering a balanced return to our shareholders demonstrated by doubling the quarterly dividend since 2011 and repurchasing record amounts of shares.”
“We expect our growth to continue as we deliver superior service to our clients with new contracts in new markets like East Africa and existing markets like Australia, Europe and the U.S. Gulf of Mexico, with continued strong performance from our affiliates in Brazil and Canada.”
FISCAL YEAR 2014 RESULTS

•	Operating revenue increased 12.8% to $1.5 billion compared to $1.3 billion a year ago.

•
GAAP net income increased 43.5% to $186.7 million, or $5.09 per diluted share, compared to $130.1 million, or $3.57 per diluted share, in fiscal year 2013. Record adjusted net income increased 18.4% to $163.2 million, or $4.45 per diluted share, compared to $137.8 million, or $3.78 per diluted share, in fiscal year 2013.

•
GAAP operating income decreased 16.6% to $187.0 million compared to $224.1 million in fiscal year 2013, impacted by GAAP non-cash inventory impairment charges of $12.7 million in fiscal year 2014, lower equity earnings from unconsolidated affiliates of $12.4 million in fiscal year 2014 and lower gain (loss) on disposal of assets of $8.8 million in fiscal year 2014.

•	Record adjusted EBITDAR increased 13.8% year over year at $433.7 million compared to $381.0 million in fiscal year 2013.

•
Operating cash flow of $232.1 million for fiscal year 2014 compared to $266.8 million for fiscal year 2013. The year over year decrease is primarily due to an increase in income taxes paid of $35.0 million primarily due to the sale of unconsolidated affiliates, the FB Entities, as well as approximately $10 million in cash payments related to the U.K. SAR contract award and annual compensation payments.

•
Cash on hand as of March 31, 2014 totaled $204.3 million compared to $215.6 million as of March 31, 2013. Our total liquidity, including cash on hand and availability on our revolving credit facility, was $529.9 million as of March 31, 2014 compared to $415.0 million as of March 31, 2013, a 26.7% increase.

FOURTH QUARTER FY2014 RESULTS

•	Operating revenue increased 15.4% to $404.6 million compared to $350.7 million in the same period a year ago.

•	GAAP net income decreased 24.9% to $30.3 million, or $0.83 per diluted share, compared to $40.4 million, or $1.11 per diluted share, in the March 2013 quarter.

•	GAAP operating income decreased 24.4% to $47.4 million compared to $62.7 million in the March 2013 quarter.

•	GAAP results for the March 2014 quarter were affected by a number of special items as described further below that are excluded from our adjusted non-GAAP financial measures for the quarter.

•	Additionally, GAAP results were impacted by a gain on disposal of assets of assets of $0.1 million for the March 2014 compared to $7.2 million in the March 2013 quarter.

•	Adjusted net income increased 33.7% to $49.1 million, or $1.35 per diluted share, compared to $36.7 million, or $1.01 per diluted share, in the March 2013 quarter.

•	Adjusted EBITDAR increased 19.3% to $122.9 million compared to $103.0 million in the same period a year ago.
FOURTH QUARTER FY2014 BUSINESS UNIT RESULTS
Europe Business Unit
The net addition of seven large aircraft, along with an overall increase in activity with existing clients and new contracts primarily in the U.K. Northern North Sea and the addition of Eastern Airways beginning in February 2014, resulted in increased operating revenue of $41.4 million and were the primary contributors to revenue growth in our Europe Business Unit. We also added four SAR aircraft beginning in June and July 2013. Adjusted EBITDAR increased 28.6% year-over-year; however, adjusted EBITDAR margin decreased to 37.3% in the March 2014 quarter compared to 38.3% in the March 2013 quarter primarily due to salary increases year over year. Sequential quarterly adjusted EBITDAR margins increased from 35.3% in the December quarter primarily as a result our recovery of maintenance credits as discussed above.
On February 20, 2014, the U.K. Civil Aviation Authority (“CAA”) issued a report detailing the findings and recommendations from its review of helicopter transport operations serving offshore installations in the U.K. The report, commonly referred to as CAP 1145, contains more than 60 safety actions and recommendations to improve the safety of offshore helicopter transport. Ten of the recommendations are designed to improve the survivability of passengers and crew following a ditching or impact in water.
One safety directive, which is scheduled to go into effect on September 1, 2014, will restrict seating capacity on some aircraft in the North Sea until new breathing systems are available or side floats are installed. Further requirements will be implemented over the next 12 months, including operational restrictions when sea states are above a certain prescribed level, or the flight prohibition of individuals whose size exceeds the dimensions of emergency egress windows.
We believe CAP 1145 will make our industry safer. We are working cooperatively with the CAA, other helicopter operators, and our clients in the North Sea to evaluate and deploy technologies that meet these new safety standards. We remain committed to ensuring that any impact to our operations is managed through our existing safety policies and programs and does not result in an elevated safety risk in the near term. The requirements could present North Sea operators, including us, with significant operational challenges.

West Africa Business Unit
Pricing improvements drove revenue increases in our West Africa Business Unit, leading to a 13.2% increase in operating revenue for the March 2014 quarter compared to the March 2013 quarter. Adjusted EBITDAR increased by 18.2% compared to the March 2013 quarter and adjusted EBITDAR margin increased to 33.2% for the March 2014 quarter compared to 31.8% for the March 2013 quarter. Sequentially, EBITDAR margin was mostly unchanged compared with the 33.5% margin in the December 2013 quarter.
North America Business Unit
The decrease in small aircraft on contract in the U.S. Gulf of Mexico, partially offset by an increase in medium and large aircraft in this business unit, drove the reduction in our revenue in North America Business Unit. However, North America’s adjusted EBITDAR and adjusted EBITDAR margin improved to $19.7 million and 35.4%, respectively, in the March 2014 quarter compared to $16.6 million and 29.5%, respectively, in the March 2013 quarter, driven primarily by a lower level of bad debt expense in the March 2014 quarter, an increase in earnings from unconsolidated affiliates, net of losses, related to our Cougar investment and an increase in the number of large and medium aircraft on contract in the U.S. Gulf of Mexico. Sequentially, adjusted EBITDAR margin improved to 35.4% in the March 2014 quarter compared to 33.1% in the December 2013 quarter primarily due to higher equity earnings from our investment in Cougar.
Australia Business Unit
Operating revenue for our Australia Business Unit stayed flat at $40.6 million in the March 2014 and March 2013 quarters. Further, as a result of costs incurred in the March 2014 quarter in anticipation of client contracts that start in fiscal year 2015, adjusted EBITDAR and adjusted EBITDAR margin decreased to $9.7 million and 24.0%, respectively, from $10.6 million and 26.0%, respectively, in the March 2013 quarter. We continue to incur salaries and benefits, depreciation, insurance, training and lease costs in anticipation of the new contracts that started in late fiscal year 2014 or will start in fiscal year 2015. Sequentially, adjusted EBITDAR margin improved to 24.0% in the March 2014 quarter compared to 15.0% in the December 2013 due to the start of new contracts in late fiscal year 2014.
Other International Business Unit
Operating revenue for our Other International Business Unit increased due to the start of a new contract in Tanzania and introduction of a new aircraft type in Trinidad, partially offset by a decline in number of aircraft in Malaysia. Adjusted EBITDAR and adjusted EBITDAR margin for the March 2014 quarter increased to $20.2 million and 53.3%, respectively, compared to $18.0 million and 51.6%, respectively, in the March 2013 quarter, primarily due to increased activity, the start of the contract in Tanzania and dividends received from our cost method investment in Egypt, partially offset by the decline in activity in Malaysia and increased costs in Trinidad. Sequentially, adjusted EBITDAR margin improved to 53.3% in the March 2014 quarter compared to 33.2% in the December 2013 quarter primarily due to the start of the contract in Tanzania and dividends received from our cost method investment in Egypt in the March 2014 quarter.
DIVIDEND AND SHARE REPURCHASE
On May 16, 2014, our Board of Directors approved our thirteenth consecutive quarterly dividend and raised it by 28%. The dividend of $0.32 per share will be paid on June 19, 2014 to shareholders of record on June 5, 2014 and is more than double the first quarterly dividend paid in June 2011. Based on shares outstanding as of March 31, 2014, the total quarterly dividend payment will be approximately $11.4 million. Additionally, during the March 2014 quarter, we spent $61.1 million to repurchase 828,565 shares of our common stock, a record for quarterly buybacks. Subsequently, from April 1, 2014 through May 16, 2014, we spent an additional $9.4 million to repurchase another 125,983 shares of our common stock.
On February 5, 2014, our Board of Directors approved an increase of the remaining repurchase amount of our common stock to up to $100 million through November 5, 2014. As of May 16, 2014, we had $46.5 million of remaining repurchase authority.

GUIDANCE
We are announcing our adjusted diluted earnings per share guidance range for fiscal year 2015 of $4.70 to $5.20.
“Our continued improvement in operating and commercial performance has delivered strong twelve month year-to-date financial results, as seen in the 18% growth in adjusted EPS for fiscal year 2014 compared to fiscal year 2013,” said Jonathan E. Baliff, Senior Vice President and Chief Financial Officer of Bristow Group. “We were able to deliver adjusted EPS of $4.45 per share in fiscal year 2014, which is above the midpoint of our revised adjusted EPS guidance range of $4.25 to $4.55 for fiscal year 2014 that we reaffirmed on our last third quarter earnings call.”
“The ability for Bristow to deliver on our annual financial guidance these past number of years and more than double our quarterly dividend in the face of industry challenges reinforces our confidence in the previously provided long term average adjusted earnings growth rate of 10-15% per year and the adjusted EPS guidance range for fiscal year 2015 of $4.70 to $5.20 that we are providing today.”
As a reminder, our adjusted diluted earnings per share guidance excludes the effect of special items and asset dispositions because their timing and amounts are more variable and less predictable. Further, this guidance is based on current foreign currency exchange rates. In providing this guidance, we have not included the impact of any changes in accounting standards or significant acquisitions and divestitures. Events or other circumstances that we do not currently anticipate or cannot predict, including any issues involved with the return to full revenue service of the EC225 aircraft and changes in the market and industry, could result in earnings per share for fiscal year 2015 that are significantly above or below this guidance. Factors that could cause such changes are described below under the Forward-Looking Statements Disclosure and the Risk Factors in our annual report on Form 10-K for the fiscal year ended March 31, 2014.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, May 22, 2014 to review financial results for the fiscal year 2014 fourth quarter ended March 31, 2014. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2014 Fourth Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-941-0844

•	Replay: A telephone replay will be available through June 5, 2014 and may be accessed by calling toll free 1-800-406-7325, passcode: 4678697#
Via Telephone outside the U.S.:

•	Live: Dial 1-480-629-9835

•	Replay: A telephone replay will be available through June 5, 2014 and may be accessed by calling 1-303-590-3030, passcode: 4678697#

ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad.  For more information, visit the Company’s website at www.bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, EC225 return to service, capital allocation strategy, operational and capital performance, shareholder return, liquidity and market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and demand for natural gas and oil; fluctuations in levels of natural gas and oil exploration and development activities; the impact of competition; actions by customers; the risk of reductions in spending on helicopter services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2014. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2014	2013	2014	2013

Gross revenue:
Operating revenue from non-affiliates	$382,363	$329,291	$1,423,653	$1,290,284
Operating revenue from affiliates	22,222	21,439	92,673	53,731
Reimbursable revenue from non-affiliates	36,340	40,854	153,180	164,184
Reimbursable revenue from affiliates	—	58	76	274
	440,925	391,642	1,669,582	1,508,473

Operating expense:
Direct cost	270,092	228,376	1,041,575	900,378
Reimbursable expense	34,823	39,176	144,557	157,416
Impairment of inventories	10,540	—	12,669	—
Depreciation and amortization	25,645	26,724	95,977	96,284
General and administrative	64,079	49,081	199,814	163,389
	405,179	343,357	1,494,592	1,317,467

Gain (loss) on disposal of assets	81	7,249	(722)	8,068
Earnings from unconsolidated affiliates, net of losses	11,594	7,169	12,709	25,070

Operating income	47,421	62,703	186,977	224,144
Interest income	432	303	1,720	788
Interest expense	(8,237)	(10,333)	(44,938)	(42,446)
Extinguishment of debt	—	—	—	(14,932)
Gain on sale of unconsolidated affiliate	—	—	103,924	—
Other income (expense), net	(2,117)	378	(2,692)	(877)
Income before provision for income taxes	37,499	53,051	244,991	166,677
Provision for income taxes	(5,530)	(12,692)	(57,212)	(35,002)
Net income	31,969	40,359	187,779	131,675
Net (income) loss attributable to noncontrolling interests	(1,651)	21	(1,042)	(1,573)
Net income attributable to Bristow Group	$30,318	$40,380	$186,737	$130,102

Earnings per common share:
Basic	$0.84	$1.12	$5.15	$3.61
Diluted	$0.83	$1.11	$5.09	$3.57

Non-GAAP measures:
Adjusted operating income	$68,401	$57,348	$233,459	$217,348
Adjusted operating margin	16.9%	16.4%	15.4%	16.2%
Adjusted EBITDAR	$122,923	$103,016	$433,656	$380,966
Adjusted EBITDAR margin	30.4%	29.4%	28.6%	28.3%
Adjusted net income	$49,129	$36,742	$163,176	$137,846
Adjusted diluted earnings per share	$1.35	$1.01	$4.45	$3.78

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$204,341	$215,623
Accounts receivable from non-affiliates	292,650	254,520
Accounts receivable from affiliates	4,793	8,261
Inventories	137,463	153,969
Assets held for sale	29,276	8,290
Prepaid expenses and other current assets	53,084	35,095
Total current assets	721,607	675,758
Investment in unconsolidated affiliates	262,615	272,123
Property and equipment – at cost:
Land and buildings	145,973	108,593
Aircraft and equipment	2,646,150	2,306,054
	2,792,123	2,414,647
Less – Accumulated depreciation and amortization	(523,372)	(493,575)
	2,268,751	1,921,072
Goodwill	56,680	28,897
Other assets	88,604	52,842
Total assets	$3,398,257	$2,950,692
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$89,818	$69,821
Accrued wages, benefits and related taxes	71,192	56,084
Income taxes payable	13,588	11,659
Other accrued taxes	9,302	7,938
Deferred revenue	31,157	21,646
Accrued maintenance and repairs	17,249	15,391
Accrued interest	16,157	14,249
Other accrued liabilities	45,853	20,714
Deferred taxes	12,372	—
Short-term borrowings and current maturities of long-term debt	14,207	22,323
Deferred sale leaseback advance	136,930	—
Total current liabilities	457,825	239,825
Long-term debt, less current maturities	827,095	764,946
Accrued pension liabilities	86,823	126,647
Other liabilities and deferred credits	78,126	57,196
Deferred taxes	169,519	151,121
Temporary equity	22,283	—
Stockholders’ investment:
Common stock	373	367
Additional paid-in capital	762,813	731,883
Retained earnings	1,245,220	1,094,803
Accumulated other comprehensive loss	(156,506)	(199,683)
Treasury shares, at cost	(103,965)	(26,304)
Total Bristow Group stockholders’ investment	1,747,935	1,601,066
Noncontrolling interests	8,651	9,891
Total stockholders’ investment	1,756,586	1,610,957
Total liabilities and stockholders’ investment	$3,398,257	$2,950,692

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fiscal Year Ended March 31,
	2014	2013

Cash flows from operating activities:
Net income	$187,779	$131,675
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	95,977	96,284
Deferred income taxes	5,465	(8,587)
Write-off of deferred financing fees	12,733	4,642
Discount amortization on long-term debt	3,708	3,597
(Gain) loss on disposal of assets	722	(8,068)
Gain on sale of unconsolidated affiliate	(103,924)	—
Impairment of inventories	12,669	—
Extinguishment of debt	—	14,932
Stock-based compensation	15,433	11,869
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	1,629	(9,244)
Tax benefit related to stock-based compensation	(5,723)	(500)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	3,647	(2,739)
Inventories	12,824	(1,340)
Prepaid expenses and other assets	(3,149)	(39,269)
Accounts payable	(5,154)	25,654
Accrued liabilities	11,697	38,790
Other liabilities and deferred credits	(14,239)	9,068
Net cash provided by operating activities	232,094	266,764
Cash flows from investing activities:
Capital expenditures	(628,613)	(571,425)
Acquisitions, net of cash received	(39,850)	—
Proceeds from sale of unconsolidated affiliate	112,210	—
Proceeds from asset dispositions	289,951	314,847
Investment in unconsolidated affiliates	—	(51,179)
Net cash used in investing activities	(266,302)	(307,757)
Cash flows from financing activities:
Proceeds from borrowings	533,064	675,449
Payment of contingent consideration	(6,000)	—
Debt issuance costs	(15,523)	(10,344)
Repayment of debt and debt redemption premiums	(512,492)	(663,921)
Proceeds from assignment of aircraft purchase agreements	106,113	—
Partial prepayment of put/call obligation	(57)	(63)
Acquisition of noncontrolling interest	(2,078)	—
Repurchase of common stock	(77,661)	(1,219)
Common stock dividends paid	(36,320)	(28,734)
Issuance of common stock	15,398	15,289
Tax benefit related to stock-based compensation	5,723	500
Net cash provided by (used in) financing activities	10,167	(13,043)
Effect of exchange rate changes on cash and cash equivalents	12,759	8,109
Net decrease in cash and cash equivalents	(11,282)	(45,927)
Cash and cash equivalents at beginning of period	215,623	261,550
Cash and cash equivalents at end of period	$204,341	$215,623

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2014	2013	2014	2013
Operating revenue:
Europe	$170,715	$129,277	$622,684	$501,923
West Africa	83,754	73,981	314,829	282,150
North America	55,560	56,314	229,064	225,248
Australia	40,586	40,630	148,731	158,803
Other International	37,973	34,793	133,794	132,088
Corporate and other	17,450	16,117	71,679	46,140
Intra-business unit eliminations	(1,453)	(382)	(4,455)	(2,337)
Consolidated	$404,585	$350,730	$1,516,326	$1,344,015

Operating income (loss):
Europe	$32,021	$31,666	$114,729	$111,785
West Africa	20,792	17,871	80,053	70,315
North America	8,302	6,373	32,255	27,538
Australia	762	5,708	5,523	25,283
Other International	19,481	13,706	33,769	45,201
Corporate and other	(34,018)	(19,870)	(78,630)	(64,046)
Gain (loss) on disposal of assets	81	7,249	(722)	8,068
Consolidated	$47,421	$62,703	$186,977	$224,144

Operating margin:
Europe	18.8%	24.5%	18.4%	22.3%
West Africa	24.8%	24.2%	25.4%	24.9%
North America	14.9%	11.3%	14.1%	12.2%
Australia	1.9%	14.0%	3.7%	15.9%
Other International	51.3%	39.4%	25.2%	34.2%
Consolidated	11.7%	17.9%	12.3%	16.7%

Adjusted EBITDAR:
Europe	$63,606	$49,471	$216,283	$181,475
West Africa	27,779	23,494	101,175	88,780
North America	19,663	16,618	73,528	57,864
Australia	9,737	10,559	29,111	43,001
Other International	20,246	17,966	63,778	61,495
Corporate and other	(18,108)	(15,092)	(50,219)	(51,649)
Consolidated	$122,923	$103,016	$433,656	$380,966

Adjusted EBITDAR margin:
Europe	37.3%	38.3%	34.7%	36.2%
West Africa	33.2%	31.8%	32.1%	31.5%
North America	35.4%	29.5%	32.1%	25.7%
Australia	24.0%	26.0%	19.6%	27.1%
Other International	53.3%	51.6%	47.7%	46.6%
Consolidated	30.4%	29.4%	28.6%	28.3%

Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe	19,537	13,807	69,130	61,342
West Africa	10,984	10,941	45,581	43,390
North America	11,322	15,014	56,008	72,903
Australia	2,915	3,084	10,378	12,084
Other International	3,721	4,404	14,303	17,430
Consolidated	48,479	47,250	195,400	207,149

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of March 31, 2014
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of FY2014 Operating Revenue	Helicopters
		Small	Medium	Large	Training	Fixed Wing		Unconsolidated Affiliates (2)
							Total (1)(2)		Total
Europe	41%	—	8	57	—	30	95	—	95
West Africa	21%	8	29	7	—	3	47	—	47
North America	15%	38	26	12	—	—	76	—	76
Australia	10%	2	7	19	—	—	28	—	28
Other International	9%	2	31	10	—	—	43	131	174
Corporate and other	4%	—	—	—	74	—	74	—	74
Total	100%	50	101	105	74	33	363	131	494
Aircraft not currently in fleet: (3)
On order		—	10	33	—	—	43
Under option		—	21	34	—	—	55
_________

(1)	Includes 16 aircraft held for sale and 96 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	—	5	—	—	5
West Africa	—	2	—	—	—	2
North America	—	2	—	—	—	2
Australia	—	—	1	—	—	1
Other International	2	3	—	—	—	5
Corporate and other	—	—	—	1	—	1
Total	2	7	6	1	—	16

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	1	20	—	13	34
West Africa	—	1	1	—	—	2
North America	5	13	4	—	—	22
Australia	2	2	4	—	—	8
Other International	—	—	—	—	—	—
Corporate and other	—	—	—	30	—	30
Total	7	17	29	30	13	96

(2)	The average age of our fleet, excluding training aircraft, was 11 years as of March 31, 2014.

(3)
The 131 aircraft operated by our unconsolidated affiliates do not include those aircraft leased to us. Includes 57 helicopters (primarily medium) and 29 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Other International business unit.

(4)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(Unaudited)

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2014	2013	2014	2013
	(In thousands, except per share amounts)
Adjusted operating income	$68,401	$57,348	$233,459	$217,348
Gain (loss) on disposal of assets	81	7,249	(722)	8,068
Special items	(21,061)	(1,894)	(45,760)	(1,272)
Operating income	$47,421	$62,703	$186,977	$224,144

Adjusted EBITDAR	$122,923	$103,016	$433,656	$380,966
Gain (loss) on disposal of assets	81	7,249	(722)	8,068
Special items	(20,485)	(1,894)	58,740	(16,204)
Depreciation and amortization	(25,645)	(26,724)	(95,977)	(96,284)
Rent expense	(31,139)	(18,263)	(105,769)	(67,423)
Interest expense	(8,237)	(10,333)	(44,938)	(42,446)
Provision for income taxes	(5,529)	(12,692)	(57,211)	(35,002)
Net income	$31,969	$40,359	$187,779	$131,675

Adjusted net income	$49,129	$36,742	$163,176	$137,846
Gain (loss) on disposal of assets	60	5,515	(574)	6,373
Special items	(18,871)	(1,877)	24,135	(14,117)
Net income attributable to Bristow Group	$30,318	$40,380	$186,737	$130,102

Adjusted diluted earnings per share	$1.35	$1.01	$4.45	$3.78
Gain (loss) on disposal of assets	—	0.15	(0.02)	0.17
Special items	(0.52)	(0.05)	0.66	(0.39)
Diluted earnings per share	0.83	1.11	5.09	3.57

	Three Months Ended March 31, 2014
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Inventory impairment (1)	$(10,540)	$(10,540)	$(8,379)	$(0.23)
Restructuring items (2)	(771)	(771)	(3,126)	(0.09)
Líder taxes (3)	4,233	4,233	2,751	0.08
Mexico goodwill impairment (4)	(576)	—	(374)	(0.01)
Nigeria fire (5)	(8,569)	(8,569)	(6,598)	(0.18)
CEO succession planning and officer separation (6)	(4,838)	(4,838)	(3,145)	(0.09)
Total special items	$(21,061)	$(20,485)	$(18,871)	(0.52)

	Three Months Ended March 31, 2013
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Inventory allowances (1)	$(2,838)	$(2,838)	$(2,242)	$(0.06)
AS332L sale cost reversal (7)	944	944	746	0.02
364-Day Term Loan financing fees (8)	—	—	(381)	(0.01)
Total special items	$(1,894)	$(1,894)	$(1,877)	(0.05)

	Fiscal Year Ended March 31, 2014
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Gain on sale of unconsolidated affiliate (9)	$—	$103,924	$67,897	$1.85
Cancellation of potential financing (10)	—	—	(8,276)	(0.23)
Inventory impairment (1)	(12,669)	(12,669)	(10,071)	(0.27)
Restructuring items (2)	(5,521)	(5,521)	(6,466)	(0.18)
Líder taxes (3)	(13,587)	(13,587)	(8,832)	(0.24)
Mexico goodwill impairment (4)	(576)	—	(374)	(0.01)
Nigeria fire (5)	(8,569)	(8,569)	(6,598)	(0.18)
CEO succession planning and officer separation (6)	(4,838)	(4,838)	(3,145)	(0.09)
Total special items	$(45,760)	$58,740	$24,135	0.66

	Fiscal Year Ended March 31, 2013
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Inventory allowance (1)	$(2,838)	$(2,838)	$(2,242)	$(0.06)
Líder correction (11)	2,784	2,784	1,809	0.05
Severance costs in the Southern North Sea (12)	(2,162)	(2,162)	(1,708)	(0.05)
AS332L sale cost reversal (7)	944	944	746	0.02
7 ½% Senior Notes retirement (13)	—	(14,932)	(11,377)	(0.31)
364-Day Term Loan financing fees (8)	—	—	(1,345)	(0.04)
Total special items	$(1,272)	$(16,204)	$(14,117)	(0.39)
_________

(1)
Relates to the increase in inventory charges as a result of our review of excess inventory on aircraft model types we ceased ownership or plan to dispose of during the next two years. The fiscal year 2014 inventory impairment primarily relates to a medium aircraft type that is being replaced by newer technology models. The fiscal year 2013 inventory allowance primarily relates to small aircraft types operating primarily in our North America business unit as we continue to move toward operating a fleet of mostly large and medium aircraft in this market.

(2)
Relates to charges of $0.8 million and $3.4 million for the three months and fiscal year ended March 31, 2014, respectively, associated with the restructuring of our North America business unit and planned closure of our Alaska operations which related primarily to employee severance and retention costs, a charge of $2.1 million for the fiscal year ended March 31, 2014 associated with severance costs in the Southern North Sea related to the termination of a contract and $2.6 million of tax expense for the three months and fiscal year ended March 31, 2014 related to an internal reorganization.

(3)
Relates to higher earnings of $4.2 million from Líder from an adjustment to tax charges recorded during the prior sequential quarter and a tax indemnity payment from the other Líder shareholders resulting from a tax amnesty payment Líder made to the Brazilian government. During fiscal year ended March 31, 2014, we recorded $13.6 million of lower earnings from Líder due to additional tax charges resulting primarily from the tax amnesty payment Líder made to the government of Brazil, including the adjustment and indemnity payment in the last quarter.

(4)	Relates to an impairment of goodwill in Mexico as all our contracts in Mexico have ended.

(5)	Relates to higher insurance expense due to a fire in Nigeria.

(6)	Relates to CEO succession planning of $1.9 million and officer separation costs of $2.9 million.

(7)	Relates to a reversal of costs accrued in the March 2012 quarter associated with the sale of AS332L aircraft that were not incurred.

(8)	Relates to a charge to interest expense of $2.1 million for the write-off of deferred financing fees for our 364-Day Credit Agreement.

(9)	Relates to a gain resulting from the sale of our 50% interest in the FB Entities.

(10)
Relates to a charge to interest expense of $12.7 million, resulting from the write-off of unamortized deferred financing fees related to a potential financing in connection with our bid to provide SAR services in the U.K. During the June 2013 quarter, we increased our borrowing capacity on our revolving credit facility from $200 million to $350 million and cancelled this potential financing.

(11)	Relates to a calculation error related to Líder that affected our earnings from unconsolidated affiliates.

(12)	Relates to severance costs in the Southern North Sea related to the termination of a contract.

(13)	Relates to redemption premium and fees and unamortized deferred financing fees as a result of the early redemption of our 7 ½ Senior Notes.

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